Exhibit 99.1

HOOKIPA Pharma Appoints Terry Coelho to its Board of Directors

New York, US and Vienna, Austria, March 13, 2023 - HOOKIPA Pharma Inc. (NASDAQ: HOOK, ‘HOOKIPA’), a company developing a new class of immunotherapeutics based on its proprietary arenavirus platform, announced today that Terry Coelho will join its Board of Directors, Audit Committee and Compensation Committee, effective April 3, 2023.

“Terry is an immensely valuable addition to our Board, given her experience in business strategy, broad financial transactions and business development, and we are thrilled to welcome her to the team,” said Joern Aldag, Chief Executive Officer at HOOKIPA. “Terry has worked with companies large and small and navigated fast-paced, complex business environments, including in the pharmaceutical sector. We will undoubtedly benefit from her insights and expertise, as we advance our pipeline of arenaviral therapeutic candidates both in and towards the clinic.”

Ms. Coelho has over 35 years of experience as a multinational leader and executive with broad business, strategic and leadership experience in general management and across all areas of finance at public and private companies in multiple sectors, including pharmaceuticals. She most recently served as Executive Vice President, Chief Financial Officer and Chief Business Development Officer for CinCor Pharma, Inc, through November 2022. Prior to that, Ms. Coelho served in executive leadership roles, including Executive Vice President and Chief Financial Officer at BioDelivery Sciences International, and Chief Financial Officer at Balchem Corporation and Diversey, Inc. Ms. Coelho’s experience includes over seven years at Novartis Pharmaceuticals, primarily with the Oncology division, where she held roles of increasing responsibility focused in business planning and leading global oncology development finance. She began her career at Mars, Inc.

Ms. Coelho is a Member of the Board of Directors at First Wave BioPharma (NASDAQ: FWBI). She graduated summa cum laude from The American University in Washington, D.C. and earned her masters of business administration from the Instituto Brasileiro de Mercado de Capitais (IBMEC) in Rio de Janeiro, Brazil. Ms. Coelho is a founding member of the CFO Leadership Council (Charlotte and Raleigh chapters) and has served on the advisory board for Northeastern University’s M.B.A. Finance Track and the University of North Carolina at Charlotte Women in Business.

“It’s an exciting time to join HOOKIPA, with its strong pipeline in oncology and infectious diseases, as well as its strategic collaborations with premier players in the pharmaceutical sector,” said Terry Coelho. “I look forward to sharing my experience and perspective as the company drives its clinical programs forward and we continue with the next phase of growth.”

About HOOKIPA

HOOKIPA Pharma Inc. (NASDAQ: HOOK) is a clinical-stage biopharmaceutical company focused on developing novel immunotherapies, based on its proprietary arenavirus platform, which are designed to mobilize and amplify targeted T cells and thereby fight or prevent serious disease. HOOKIPA’s replicating and non-replicating technologies are engineered to induce robust and durable antigen-specific CD8+ T cell responses and pathogen-neutralizing antibodies. HOOKIPA’s pipeline includes its wholly owned investigational arenaviral immunotherapies targeting Human Papillomavirus 16-positive cancers, prostate cancers, and other undisclosed oncology programs. HOOKIPA is collaborating with Roche on an arenaviral immunotherapeutic for KRAS-mutated cancers. In addition, HOOKIPA aims to develop functional cures of HBV and HIV in collaboration with Gilead.

Find out more about HOOKIPA online at www.hookipapharma.com.

For further information, please contact:

Media	Investors

Instinctif Partners	Matt Beck
hookipa@instinctif.com	Executive Director – Investor Relations
+44 (0)20 7457 2020	matthew.beck@hookipapharma.com

Forward Looking Statements

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions and the negative of those terms. Such forward-looking statements involve substantial risks and uncertainties that could cause HOOKIPA’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including HOOKIPA’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, HOOKIPA’s ability to successfully establish, protect and defend its intellectual property, risks relating to business interruptions resulting from the coronavirus (COVID-19) disease outbreak or similar public health crises, the impact of COVID-19 on the enrollment of patients and timing of clinical results, and other matters that could affect the sufficiency of existing cash to fund operations. HOOKIPA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see HOOKIPA’s quarterly report on Form 10-Q for the quarter ended September 30, 2022, which is available on the Security and Exchange Commission’s website at www.sec.gov and HOOKIPA’s website at www.hookipapharma.com.

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